Exhibit 21.1

Subsidiaries of Urban Outfitters, Inc., a Pennsylvania corporation

(as of January 31, 2025)

Subsidiary	Jurisdiction of Organization
URBN US Retail LLC	Pennsylvania
Urban Outfitters Wholesale, Inc.	Pennsylvania
URBN UK Limited	United Kingdom
URBN Holding LLC	Delaware
UO Fenwick, Inc.	Delaware
URBN Canada Retail, Inc.	Canada
Urban Outfitters Ireland Limited	Ireland
U.O. Real Estate LLC	Pennsylvania
U.O. Real Estate Holding I LLC	Pennsylvania
U.O. Real Estate Holding II LLC	Pennsylvania
Urban Outfitters Denmark (Branch of URBN UK Limited, UK)	Denmark
Urban Outfitters i Sverige AB	Sweden
URBN Netherlands Retail BV	Netherlands
Urban Outfitters Belgium BVBA	Belgium
Urban Outfitters Germany GmbH	Germany
HK Sourcing Limited	Hong Kong
URBN HK Trading Limited	Hong Kong
UO US LLC	Delaware
Urban Outfitters UK Limited	United Kingdom
Anthropologie UK Limited	United Kingdom
UO Bermuda Limited	Bermuda
URBN Ireland Retail Ltd	Ireland
URBN Spain Retail S.L.	Spain
URBN France Retail SARL	France
URBN PR Holding, Inc.	Delaware
URBN Italy Retail SRL	Italy
URBN Puerto Rico LLC	Puerto Rico
URBN India Sourcing & Design Solutions Limited	India
URBN International Operations Limited	United Kingdom
URBN Holdings UK Limited	United Kingdom
URBN Turkey Sourcing & Design Solutions Limited	Turkey
URBN FNB Holdings LLC	Pennsylvania
URBN Waverly Amis LLC	Pennsylvania
URBN NVY LoSp LLC	Pennsylvania
URBN VP Holdings LLC	Pennsylvania
URBN Callowhill LLC	Pennsylvania
URBN Chancellor LLC	Pennsylvania
URBN 14th Street LLC	Washington DC
URBN Devon Yard LLC	Pennsylvania
URBN Church Lane Amis LLC	Pennsylvania
URBN KOP Pavilion LLC	Pennsylvania

Subsidiary	Jurisdiction of Organization
URBN Bethesda Row LLC	Maryland
URBN Austria GmbH	Austria
URBN SR LLC	Pennsylvania
URBN Poland spółka z ograniczoną odpowiedzialnością	Poland
URBN Singapore Sourcing Pte. Ltd. URBN Global Design LP	Singapore Pennsylvania
URBN XXIV, Inc.	Pennsylvania
URBN Cafe Styers LLC	Pennsylvania
URBN Global Holding I Limited	Malta
URBN Global Holding II Limited	Malta